Knoll Announces Resignation of Chief Financial Officer
East Greenville, PA, May 25, 2017 -- Knoll, Inc., (NYSE:KNL), a leading designer and manufacturer of branded furniture, textiles, leathers and architectural and acoustical elements, recognized for innovation and modern design, today announced that Craig Spray will resign from his position as Senior Vice President and Chief Financial Officer, effective June 23, 2017, in order to devote more time to his family. Mr. Spray will be available to assist with the transition and consult with the Company on an as needed basis.
Commenting on Mr. Spray’s resignation, Andrew Cogan, President and CEO, stated, "Craig has shepherded our finance organization through organizational change, having hired a strategic-minded team to shape our financial reporting, treasury, planning and audit capabilities. He has also aligned this team with our business leaders and segments. On behalf of everyone at Knoll, I thank Craig for his contributions, and wish him well.”
The Company has initiated a search for a Chief Financial Officer. In the interim, Charles Rayfield, Vice President, Finance and Corporate Controller, will assume the role of Chief Accounting Officer and Acting Principal Financial Officer, reporting to Mr. Cogan.

About Knoll
Knoll, Inc. is a constellation of design-driven brands and people, working together with our clients to create inspired modern interiors. Our internationally recognized portfolio includes furniture, textiles, leathers, accessories, and architectural and acoustical elements brands. These brands - Knoll Office, KnollStudio, KnollTextiles, KnollExtra, Spinneybeck | FilzFelt, Edelman Leather, HOLLY HUNT, and DatesWeiser - reflect our commitment to modern design that meets the diverse requirements of high performance workplaces and luxury interiors. A recipient of the National Design Award for Corporate and Institutional Achievement from the Smithsonian`s Cooper-Hewitt, National Design Museum, Knoll, Inc. is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help organizations achieve the Leadership in Energy and Environmental Design (LEED) workplace certification. Knoll, Inc. is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Investors:
Andrew B. Cogan
President and Chief Executive Officer
Tel 212 343-4010
acogan@knoll.com

Media:
David E. Bright
Senior Vice President, Communications
Tel 212 343-4135
dbright@knoll.com